Exhibit 15

Consent of Independent Registered Public Accounting Firm

The Board of Directors

British American Tobacco p.l.c.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-219440, 333-223678 and 333-237186) on Form S-8 and the Registration Statement (No. 333-232691) on Form F-3 of British American Tobacco p.l.c. of our report, dated February 16, 2021, with respect to the Group Balance Sheet of British American Tobacco p.l.c. and subsidiaries (the “Group”) as of December 31, 2020 and 2019, the related Group Income Statement, Group Statement of Comprehensive Income, Group Statement of Changes in Equity, and Group Cash Flow Statement for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 20-F of British American Tobacco p.l.c.

/s/ KPMG LLP

London, United Kingdom

March 9, 2021